EXHIBIT 99.1
News
The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019
Press contact: Lauren La Bruno
Senior Director, Public Relations
(201) 571-4495
The Great Atlantic & Pacific Tea Company, Inc.
Announces Proposed Offering of $225 Million of Senior Secured Notes due 2015
MONTVALE, N.J. — July 23, 2009 — The Great Atlantic & Pacific Tea Company, Inc. (A&P or the Company) (NYSE:GAP) today announced that, subject to market and other conditions, it plans to offer $225 million aggregate principal amount of senior secured notes due 2015 (the “Notes”). The Notes will be second lien secured obligations of A&P, guaranteed by all of the Company’s domestic subsidiaries. The Notes will bear interest at a fixed rate payable semi-annually in cash. A&P intends to use all of the net proceeds of the offering to repay borrowings under its existing credit facility and for general corporate purposes.
The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and factors are disclosed in the risk factors contained in the Company’s Quarterly

Report on Form 10-Q for the quarter ended June 20, 2009, filed with the Securities and Exchange Commission on July 23, 2009. All forward-looking statements are expressly qualified in their entirety by such factors.
About The Great Atlantic & Pacific Tea Company, Inc.
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 435 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, Pathmark, Pathmark Sav-a-Center, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.
Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.